GUARANTY


           THIS GUARANTY (the "Guaranty") is made and given as of this 19th day of October, 1995, by Medcross, Inc., a Florida corporation (the "Guarantor"), in favor of Scott Cook, an individual resident of the State of Texas (the "Beneficiary").

                              WITNESSETH:

           WHEREAS, the Beneficiary has agreed to loan an aggregate of Two Hundred Thousand Dollars ($200,000) (the "Loan") to ILINK, Ltd., a Utah limited partnership (the "Partnership"), in exchange for: (a) execution and delivery by the Partnership of a promissory note in the same amount in favor of the Beneficiary (the "Promissory Note");(b) execution and delivery by the Partner-ship of a certain security agreement providing for the grant of security interests in the assets of the Partnership to each of the Beneficiary and the Guarantor (the "Security Agreement"); and (c) execution and delivery of this Guaranty by the Guarantor, guaranteeing repayment to the Beneficiary of up to One Hundred Thousand Dollars ($100,000) of the principal amount of the Promissory Note;

           WHEREAS, as consideration for the Beneficiary's agreement to extend the Loan to the Partnership: (a) the Partnership has agreed to execute and deliver the Promissory Note; (b) the Partnership has agreed to execute and deliver the Security Agreement; and (c) the Guarantor has agreed to execute and deliver this Guaranty; and

           WHEREAS, as consideration for and as a condition to the Guarantor's agreement to execute and deliver this Guaranty and to provide the guarantee described herein, Clay Wilkes, the president and sole stockholder of G Net Enterprises, Inc. ("GNet"), the general partner of the Partnership, has entered into a certain pledge agreement pursuant to which Mr. Wilkes has pledged all of the capital stock of GNet to the Guarantor.

           NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor and the Beneficiary covenant and agree as follows:

           SECTION 1. Guaranty. The Guarantor hereby guarantees repayment to the Beneficiary of One Hundred Thousand Dollars ($100,000) of the principal amount due under the Promissory Note within ninety (90) days of maturity thereof (including expiration of any applicable grace period). Such repayment obligation shall be hereinafter referred to as the "Obligation." In the event of a failure by the Partnership to pay its obligations under the Promissory Note, the Guarantor shall be required, upon receiving notice from the Beneficiary of such failure, to repay the Obligation as set forth herein in favor of the Beneficiary. Repayment of the Obligation may be made, at the discretion of the Guarantor, in cash or by the issuance of shares of common stock of the Guarantor having an aggregate value of One Hundred Thousand Dollars ($100,000), based on a price per share equal to eighty (80) percent of the average of the closing bid and asked prices of a share of such common stock as quoted by the Nasdaq SmallCap Market (or such other quotation system or exchange on which the Guarantor's securities are then quoted or traded, as applicable) on the business day immediately preceding the day repayment of the Obligation shall be due
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as required hereunder.  In the event that the Guarantor elects to repay the
Obligation hereunder by issuing shares of its common stock, the Guarantor shall, as soon as is practicable after such issuance, file a registration statement relating to such securities with the Securities and Exchange Commission.

           SECTION 2. Guaranty Absolute. Upon effectiveness hereof as hereinafter provided, this Guaranty shall become irrevocable, absolute, and continuing. The Guarantor hereby guarantees that the Obligation will be repaid as set forth above in accordance with the terms of the Promissory Note. The liability of the Guarantor under this Guaranty shall be absolute and unconditional irrespective of any change in the time, manner or place of payment of the Promissory Note or any amendment, waiver of or consent to the departure from the terms of the Promissory Note; provided that, the Guarantor has been previously provided with written notice of any of the foregoing and has consented thereto in writing. This Guaranty shall continue to be effective or be reinstated, as the case may be, if payment of the Company's obligation is rescinded or must otherwise be returned by the Beneficiary upon the insolvency, bankruptcy or reorganization of the Partnership or otherwise, as though such payment had not been made.

           SECTION 3. Representations and Warranties. The Guarantor hereby represents and warrants that: (a) except as otherwise provided herein, the Guarantor has the requisite power and authority to execute, deliver and perform pursuant to the provisions of this Guaranty; (b) the execution, delivery and performance by the Guarantor of this Guaranty does not contravene any provision of any agreement or contract to which the Guarantor is a party; and (c) this Guaranty constitutes the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect or by legal or equitable principles relating to or limiting creditors' rights generally and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

           SECTION 4. Effective Date. This Guaranty is subject to and shall become effective upon approval hereof by the board of directors of the Guarantor (the "Board of Directors"). The Beneficiary, by counter-execution hereof, acknowledges that: (i) the guarantee provided hereby is subject to and requires such approval; and (ii) this Guaranty shall be presented by the Guarantor for approval to the Board of Directors on or before November 24, 1995.

           SECTION 5. Addresses for Notices. All notices and other communications delivered hereunder shall be in writing and mailed (express, next day or two-day service) or hand delivered and addressed as follows:
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                If to the Beneficiary:Scott Cook
                                      1700 Pacific Avenue, Suite 500
                                      Dallas, Texas  75201
                                      Facsimile:  (214) 953-4109

                If to the Guarantor:  Medcross, Inc.
                                      3227 Bennet Street North
                                      St. Petersburg, Florida  33713
                                      Facsimile:  (813) 521-4249
                                      Attention:  Henry L. Toh, President

or as to each party to such other address as shall be designated by such party in a written notice complying with the terms of this section. All such notices and other communications shall be deemed to have been delivered when received as evidenced by a return receipt or such other written evidence or receipt of delivery as regularly provided by the mail, delivery or courier service entrusted with delivery of such notice.

           SECTION 6. No Waiver, Remedies. No failure or delay on the part of the Beneficiary to exercise any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any other remedies provided by law.

           SECTION 7. Continuing Guaranty. This Guaranty shall: (a) remain in full force and effect until payment in full of the Obligation; (b) be binding upon the Guarantor, its successors, heirs, personal representatives and assigns;
(c) be assignable only upon the prior written consent of the Guarantor and only to the extent permitted by law; and (d) inure to the benefit of and be enforceable by the Beneficiary and its successors, transferees and permitted assigns.

           SECTION 8. Surrender and Termination. Upon fulfillment and satisfaction of the Obligation, the Beneficiary shall surrender and release this Guaranty to the Guarantor and this Guaranty shall be deemed to have been terminated and be of no further force and effect.

           SECTION 9. Severability. The provisions of this Guaranty shall be considered severable in the event that any of such provisions are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable.
 Such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are valid and enforceable and which are as similar as possible in term and intent to those provisions deemed to be invalid, void or otherwise unenforceable. Notwithstanding the foregoing, the remaining provisions hereof shall remain enforceable to the fullest extent permitted by law.
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           SECTION 10.  Governing Law.  This Guaranty shall be governed by, and construed in accordance with, the laws of the State of Florida without giving effect to the principles of conflicts of laws thereof.

           SECTION 11. Amendments, Etc. No amendment, modification or waiver of any provision of this Guaranty shall be effective unless the same shall be in writing and signed by the Beneficiary and then such amendment, modification or waiver shall be effective only in the specific instance and for the specific purpose for which given.

           IN WITNESS WHEREOF, the Guarantor has executed and delivered this Guaranty as of the date first above written.


WITNESS:                              THE GUARANTOR



By: /s/ Unknown                     By: /s/ Henry Y.L. Toh
                                      Henry Y.L. Toh, President



ACKNOWLEDGED, AGREED TO AND ACCEPTED
this _____ day of October 1995:



By:   /s/ Scott Cook
           Scott Cook, the Beneficiary
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